Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

March 6, 2013 and the Prospectus dated July 20, 2012

Registration No. 333-182790

March 6, 2013

PRICING SUPPLEMENT

International Lease Finance Corporation

March 6, 2013

This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement dated March 6, 2013 (the “Preliminary Prospectus Supplement”).  The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.  Capitalized terms used in this Pricing Supplement but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

Terms Applicable to the 3.875% Senior Notes due 2018

Issuer:	International Lease Finance Corporation (the “Company”)

Title of Securities:	3.875% Senior Notes due 2018

Aggregate Principal Amount:	$750,000,000

Gross Proceeds to Company:	$749,970,000

Net Proceeds to Company (after underwriting discounts but before expenses):	$744,345,000

Final Maturity Date:	April 15, 2018

Yield to Maturity:	3.875%

Coupon:	3.875%

Price to Investors:	99.996%

CUSIP/ISIN Numbers:	CUSIP: 459745 GP4 ISIN: US459745GP45

Terms Applicable to the 4.625% Senior Notes due 2021

Issuer:	International Lease Finance Corporation

Title of Securities:	4.625% Senior Notes due 2021

Aggregate Principal Amount:	$500,000,000

Gross Proceeds to Company:	$499,970,000

Net Proceeds to Company (after underwriting discounts but before expenses):	$494,970,000

Final Maturity Date:	April 15, 2021

Yield to Maturity:	4.625%

Coupon:	4.625%

Price to Investors:	99.994%

CUSIP/ISIN Numbers:	CUSIP: 459745 GQ2 ISIN: US459745GQ28

Terms Applicable to All Notes

Record Dates:	April 1 and October 1 of each year

Interest Payment Dates:	April 15 and October 15 of each year

First Interest Payment Date:	October 15, 2013

Use of Proceeds:	The Company will use the net proceeds from this offering for general corporate purposes, including the repayment of existing indebtedness and the purchase of aircraft.

Underwriters:

Barclays Capital Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated UBS Securities LLC

Trade Date:	March 6, 2013

Settlement Date:	March 11, 2013 (T+ 3)

Distribution:	SEC Registered (Registration No. 333-182790)

Other information (including other financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the information contained herein.

The Company has filed a registration statement (including the Preliminary Prospectus Supplement and related Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and related Prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain a copy of these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company or any underwriter participating in the offering will arrange to send you the Preliminary Prospectus Supplement and Base Prospectus if you request it.